Exhibit 99.1
Smith-Midland Announces First Quarter 2019 Results
First Quarter 2019 Highlights
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Revenues of $10.2 million
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Increase of $1.1 million, or 12%, over the first quarter 2018
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Gross Margin of $2.2 million, or 21.8%
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Net Income of $0.3 million
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Increase of $0.7 million over the first quarter 2018
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EPS $0.06 per share
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Increase of $0.14 per share over the first quarter 2018
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Current Backlog of $31.2 million

MIDLAND, VA. – Smith-Midland Corporation (the Company) (OTCQX: SMID), which develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries, today announced results for the quarter ended March 31, 2019.

First Quarter 2019 Results
The Company reported first quarter revenues of $10.2 million for 2019 and $9.1 million for 2018, an increase of $1.1 million, or 12%. The pre-tax income for the first quarter of 2019 was $0.4 million compared to a pre-tax loss of $0.6 million in 2018, an increase of $1.0 million. The Company had net income for the first quarter of 2019 in the amount of $0.3 million compared to a net loss of $0.4 million in 2018, an increase of $0.7 million. The basic and diluted income per share was $0.06 for the first quarter 2019, while the basic and diluted loss per share was $0.08 for the first quarter 2018.

CEO Commentary
Ashley Smith, CEO stated, “I am pleased to announce positive earnings for the first quarter 2019 of $0.06 per share, an increase of $0.14 per share over the first quarter 2018. The increase in sales of our proprietary products including SlenderWall and Easi-Set buildings, combined with the reduction of operating expenses, helped drive the improvement to the bottom-line earnings for the first quarter 2019 over the prior year. There was also a positive impact from barrier rentals as we are now recognizing revenue and net income for the deferred buy-back contract. The Company will continue recognizing the deferred income through 2022, increasing bottom line profits each quarter and year.

“Our strategic efforts to gain market share in the high-rise building construction market with SlenderWall continue to be on track with the recent hiring of a regional sales manager. The initial efforts are starting in the northeastern region of the United States, which is designed to drive product sales for the Company and royalty revenues through licensee production. As industry trends move toward off-site modular construction, which is also combined with current labor shortages on job-sites, the proprietary product SlenderWall fits the growing market demand in which we continue to target.

“The Company’s capital expenditure plan for 2019 continues to outlay for expansion and quality improvement. We are anticipating to spend $1.5 million on yard development and expansion at the Midland, VA plant to increase storage capacity for the planned production volume requirements mainly associated with the large soundwall projects in the current backlog. In addition, the Company is seeking to obtain additional land at the Midland, Virginia plant to plan for long-term growth and success. The Company also expects to spend $1.0 million at the Columbia, SC plant on manufacturing equipment to support the quality initiative, as we continue to concentrate on improvement efforts. In addition, we continuously seek new opportunities in the barrier rental market to expand our fleet and product offerings.

“Construction of our newest manufacturing facility in North Carolina is still scheduled for completion, and to begin production, during the third quarter 2019. The project remains within the $3.3 million budget, with total financing expected to stay at $2.0 million or lower. The Company has successfully utilized cash for a portion of the plant construction through positive operating cash flows. Plant capacity in North Carolina will be more than doubling, and the Company continues to bid on larger contracts to be manufactured in the new plant.”

Balance Sheet and Liquidity
As of March 31, 2019, the Company had cash and investments totaling $4.2 million. Accounts receivable decreased to $9.5 million at March 31, 2019. Total outstanding debt on notes payable was $4.8 million, which includes debt associated with the North Carolina expansion of $1.5 million. The increase in total outstanding debt on notes payable is mainly attributed to our execution of the North Carolina expansion strategy to support the growing demand in our markets.

About Smith-Midland
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com
Sales Inquiries:
info@smithmidland.com